Exhibit (10) AA4.

Personal & Confidential

May 2, 2006

Mr. Daniel T. Meek
(address intentionally omitted)

Dear Dan:

By way of letter agreements dated July 31, 1998 (the “1998 Agreement”), June 25, 2001 (the “2001 Agreement”) and January 9, 2006 (the “2006 Retention Agreement”), Eastman Kodak Company (“Kodak”) and you agreed to certain terms regarding your employment. The purpose of this letter (the “2006 Termination Agreement”), which will become an agreement once both you and Kodak sign it, is to supplement the 1998, 2001 and 2006 Retention Agreements (collectively, the “Prior Agreements”) as set forth herein. The 2006 Termination Agreement supersedes the Prior Agreements to the extent inconsistent therewith.

1.     Last Day of Work

It is hereby agreed that your last day of employment by Kodak will be on June 30, 2006 (the “Last Day of Work”), or such other date to which the parties hereto mutually agree, unless you resign or are terminated at an earlier date under the terms of this letter agreement.

2.     Responsibilities

During the remainder of your employment by Kodak, you will perform such duties and responsibilities as are identified by or on behalf of the person to whom you report, and be responsible for performing those transition expectations identified by such person. It is expected that you will perform these duties, responsibilities and expectations in a timely and satisfactory manner, and your receipt of the benefits described in this letter agreement is contingent on your satisfaction of this condition.

3.     Long-Term Incentive and Retention Plan

Pursuant to Section 2 of the 2006 Retention Agreement, because your termination is involuntary without cause, you will receive the maximum award available under the Plan, $1,395,000.00, which will be paid in a single, lump-sum payment in shares of Kodak common stock in 2008, on or before March 15, 2008, and is subject to any and all conditions in the 2006 Retention Agreement.

4.     Severance Benefits

Pursuant to Section 3 of the 2006 Retention Agreement, You will receive a severance allowance in an amount equal to $1,620,000.00, which will be paid over the twelve-month period commencing on the six-month anniversary of your Last Day of Work, and is subject to any and all conditions in the 2006 Retention Agreement. Payments will be substantially equivalent and generally made consistently with Kodak’s normal payroll cycles (currently bi-weekly), but no less frequently than monthly. You will also receive the other benefits discussed in Section 3 of the 2006 Retention Agreement (continuation of health, dental and basic life insurance coverages, outplacement services and financial counseling services), as described therein. In order to receive the severance allowance and other benefits described in this Section 4 and Section 3 of the 2006 Retention Agreement, you must execute prior to your termination of employment the Agreement, Waiver and Release annexed hereto as Addendum A. In the event you either fail to sign or, once signed, make an effective revocation of Addendum A, you will not be entitled to any of these severance benefits.

Mr. Daniel T. Meek
May 2, 2006

5.     Pension Benefits

Pursuant to Section 4 of the 2006 Retention Agreement and Section 10 of the 1998 Agreement, you will receive an enhanced pension payment as a result of the deemed service granted under the 2006 Retention and 1998 Agreements, subject to any and all conditions in such Agreements. This amount will be paid in the form of a single lump sum cash payment within 60 days after your Last Day of Work.

6.     Executive Compensation for Excellence and Leadership

You will be eligible for a pro-rated award under the Executive Compensation for Excellence and Leadership (“EXCEL”) plan for the 2006 performance period in accordance with the terms of EXCEL. Any award made to you will be paid at the normal time of payout.

You hereby acknowledge and agree that individual performance is but one factor that is taken into account in determining awards under EXCEL. Other factors that are taken into account include company performance, unit performance, and discretion by the Executive Compensation and Development Committee of the Board of Directors (the “Compensation Committee”), Kodak’s CEO and the participant’s supervisor. Given this, you further acknowledge and agree that the Compensation Committee’s determination with regard to the amount and payment of any EXCEL award paid to you for 2006 will be final and binding upon you, and any other person having or claiming to have any right or interest on your behalf in or under the plan.

7.     Stock Options

Subject to your satisfaction of the terms of this letter agreement, your termination of employment will, for purposes of any stock options held by you on your termination of employment, be treated as an “Approved Reason” under the terms of the applicable governing documents. Thus, you will not forfeit any stock options you hold on the Last Day of Work as a result of your termination of employment under this letter agreement; rather, they will vest and expire in accordance with, and are otherwise subject in all respects to, the terms of the applicable governing documents.

8.     Leadership Stock Program

Subject to your satisfaction of the terms of this letter agreement, your termination of employment will be treated as for an “Approved Reason” pursuant to the terms of Kodak’s Leadership Stock Program. You therefore will be eligible for a full award for the program’s 2004-2005 performance cycle, and a prorated award for the program’s 2005-2006 performance cycle. Any award made to you with respect to either of these cycles will be paid following certification by the Compensation Committee of the Company’s performance for the entire performance cycle, pursuant to the terms of the Leadership Stock Program. With respect to the 2006-2007 performance cycle, since you will be terminating your employment during the first year of this two-year performance cycle, you will not be eligible for any award under the Leadership Stock Program for such cycle, and thereby forfeit any and all rights to receive an award therefor.

Mr. Daniel T. Meek
May 2, 2006

9.     Employee’s Agreement

During your employment by Kodak, you signed an “Eastman Kodak Company Executive Employee’s Agreement (the “Employee’s Agreement”)” in which you affirmed your obligation not to disclose Company trade secrets or confidential or proprietary information. Further, you agreed not to engage in work or activities on behalf of a competitor of the Company in the field in which you were employed by Kodak for a period following termination of your employment by Kodak equal to the total number of months you were employed by Kodak, but in no event less than six (6) months or more than eighteen (18) months. By signing this letter agreement, you reaffirm your Employee’s Agreement and agree that it is in full force and effect, without amendment or modification.

10.     Cooperation

You agree to cooperate fully with Kodak from now to the date of your termination of employment and thereafter during the two (2) year period following your termination, taking into account the demands of any subsequent employment by you with a third party after the Last Day of Work, on all matters relating to your employment and termination of employment, the transition of your duties and responsibilities to your successor(s), and the conduct of Kodak’s business. You further agree during such periods to cooperate fully with Kodak regarding, and conduct all of your actions, statements and communications in a manner consistent with, the announcement by Kodak of your termination of employment.

In partial consideration for the severance benefits described above, you also agree that during the period commencing on the date of this letter and ending on the second anniversary of the Last Day of Work, you will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to the interests of the Company or any of its current or former officers, directors, and employees or cause any of such persons embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company’s shareholders, clients, customers, employees or competitors. Kodak also agrees that during such period of time, its officers and directors will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to you or cause you embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute by the public or the Company’s shareholders, clients, customers, employees or competitors.

11.     Injunctive Relief

You acknowledge by accepting the benefits under this letter agreement and the Prior Agreements that any breach or threatened breach by you of any term of Sections 9 or 10 hereof cannot be remedied solely by the recovery of damages or the withholding of benefits and the Company will therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, will prohibit the Company from pursuing, in connection with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12.     Vacation

Upon your termination of employment, you will receive payment in lieu of all your earned and unused available carried-over and then-current vacation.

Mr. Daniel T. Meek
May 2, 2006

13.     Miscellaneous

A.	Confidentiality. You agree to keep the content and existence of this letter agreement confidential except that you may review it with your supervisor, attorney, financial advisor, and/or with me or my designee. Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

B.	Tax Liability. By signing this letter agreement you agree that the Company has not provided you with advice regarding the tax treatment of any of the benefits or payments provided hereunder, including without limitation those benefits set forth in Section 3. You hereby acknowledge that Kodak will not report any such amounts as taxable (or make any related withholding of tax) under Section 409A of the Internal Revenue Code of 1986, as amended, or administrative guidance thereunder, and you agree to indemnify and hold the Company harmless for any liability associated with such reporting and withholding treatment.

C.	Section 409A of the Internal Revenue Code. The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this agreement for purposes of compliance if, in it’s sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the agreement. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak’s rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

D.	Unenforceability. If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

E.	Headings. The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

F.	Applicable Law. This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of law. Disputes arising under this letter agreement shall be adjudicated within the exclusive jurisdiction of a state or federal court located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States Federal District Court located in Monroe County, New York.

Mr. Daniel T. Meek
May 2, 2006

G.	Amendment. This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak which expressly acknowledges that it is changing, modifying or amending this letter agreement.

H.	Forfeiture. In the event that you violate any provision of this letter agreement, including Addendum “A”, or your Employee’s Agreement, in addition to, and not in lieu of, any other remedies that Kodak may pursue against you, no further severance benefits will be made to you hereunder and you agree to immediately repay all severance benefits previously paid to you pursuant to this letter agreement. In such event all other provisions of this letter agreement will remain in full force and effect as though the breach had not occurred.

I.	Plan Documents Control. To extent that the terms of this letter agreement relate to a compensation or benefit plan (including, without limitation, EXCEL, stock options, Leadership Stock, restricted stock and restricted stock units), such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

Your signature below means that:

1.	You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.	This letter agreement, including in particular its reference regarding the continuing effectiveness of your Employee’s Agreement, supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have with the Company concerning your termination of employment and any special or other separation, termination, retirement or compensation arrangement.

If you find the foregoing acceptable, please sign your name on the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

Very truly yours,

Robert L. Berman

Enclosure

I accept the terms and conditions of this letter agreement.

Signed:		Dated:
Daniel T. Meek

Mr. Daniel T. Meek
May 2, 2006

ADDENDUM A

AGREEMENT, WAIVER AND RELEASE

NOTICE:	YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

This Agreement, Waiver and Release (the “Agreement”) is a contract between the undersigned employee (“you”) and your employer, Eastman Kodak Company (“Kodak”), dated ____________. Your Last Day of Work is defined in the letter agreement between yourself and Kodak to which this Agreement is attached as Addendum A (“Letter Agreement”).

1.     Benefits

In consideration for signing this Agreement, you will receive the benefits (the “Termination Benefits”) described in the Letter Agreement.

2.     Release

In consideration for the Termination Benefits, you hereby release and discharge Kodak, its parent corporations, subsidiaries, affiliates, benefit plans and their plan administrators, successors and assigns and their respective directors, officers, employees and agents (hereinafter collectively referred to as the “Releasees”), both individually and in their official capacity, from all claims, actions and causes of action of any kind, which you, or your agents, executors, heirs, or assigns ever had, now have, or may have, whether known or unknown, as a result of your employment by or termination of employment from Kodak.

Mr. Daniel T. Meek
May 2, 2006

As a result, you will be prevented from suing Kodak under any law, rule, regulation, or common law theory, including, but not limited to, the following:

  any federal, state or local law, regulation or executive order prohibiting discrimination on account of age, race, sex, sexual orientation, national origin, religion, disability, marital status, citizenship, color, or veteran status;

  the Age Discrimination In Employment Act of 1967, as amended;

  Title VII of the Civil Rights Act of 1964, as amended;

  the Civil Rights Act of 1866, as amended;

  the Employee Retirement Income Security Act, as amended;

  the Americans with Disabilities Act, as amended;

  the Family and Medical Leave Act, as amended;

  the National Labor Relations Act, as amended;

  the Equal Pay Act; as amended;

  claims for wrongful discharge, unjust dismissal, or constructive discharge;

  claims for breach of any alleged oral, written or implied contract of employment;

  claims for salary, severance payments, bonuses or other compensation of any kind (except as permitted under Section 3 below);

  claims for benefits (except as permitted under Section 3 below);

  claims for libel, slander, defamation and attorneys’ fees; and

  any other claims under federal, state or local statute, law, rule or regulation, as amended, or under common law.

Mr. Daniel T. Meek
May 2, 2006

3.     Release Exclusions

Excluded from the scope of this Release are claims for the following compensation and benefits:

  Claims for benefits to which you may be eligible under the terms of the following benefit plans, as such plans may be amended from time to time: Kodak Retirement Income Plan, Kodak Unfunded Retirement Income Plan, Kodak Excess Retirement Income Plan, Eastman Kodak Employees’ Savings and Investment Plan, and Kodak Employee Stock Ownership Plan;

  Claims for retiree health care or dental services rendered after your termination, or life insurance benefits to which you may become entitled after your termination under any Company health care, dental, or life insurance plan, as such plans may be amended from time to time;

  Claims for expenses incurred by you or your covered family members prior to your termination of employment under the Kodak Medical Assistance Plan or the Kodak Dental Plan;

  Claims for accrued, but unpaid and unused, benefits under the Vacation Plan;

  Any claims that may arise after the date this Agreement is executed unrelated to your employment or the termination of your employment;

  Claims for any amounts or awards due you under the Eastman Kodak Company 1982 Executive Deferred Compensation Plan;

  Claims with respect to any injury compensable under applicable Workers’ Compensation statutes;

  Claims under the Fair Labor Standards Act; and

  Claims for benefits and compensation owing to you under the Letter Agreement.

4.     No Future Lawsuits

In addition to any and all other obligations you may have under the terms of this Agreement, you also separately and independently covenant and agree that, to the extent allowed by law, you will not sue Releasees upon any of the claims that you have released in Section 2 of this Agreement or assist any other person or entity in bringing any lawsuit against Kodak in any state or federal court with the exception of lawsuits based upon claims listed in Section 3.

5.     Cooperation

You understand that Kodak may need your continued cooperation and involvement with various pieces of litigation and other legal matters which are pending at the time of your termination of employment or which may arise thereafter. In further consideration of the Termination Benefits, you agree, at Kodak’s request from time to time, to cooperate with Kodak in its efforts to defend and/or pursue any such litigation or other legal matters. You will provide this assistance to Kodak at no additional remuneration beyond the Termination Benefits. When performing these services at Kodak’s request, except where prohibited by law, Kodak will consider reimbursing you for reasonable travel and lodging expenses that you incur upon submission of documentation acceptable to Kodak. By way of illustration and not by way of limitation, the types of services that may be requested of you under this Section 5 include: attending strategy sessions, attending preparations for trial, appearing at depositions, executing affidavits and testifying at trials.

6.     Return of Kodak Property

Whether or not you sign this Agreement, you, as a terminating employee, are reminded that prior to your termination of employment you must return to Kodak, (i) all documents, and other tangible items, and any copies, that are in your possession or control and which contain confidential information in written, magnetic or other form and shall have not given such documents, items, or copies to anyone other than another Kodak employee; and (ii) all other Kodak property within your possession including, but not limited to, office keys, identification badges or passes, Kodak credit cards, automobiles, and computer equipment and software. You understand and acknowledge your continuing obligation regarding the disclosure of confidential, proprietary and trade secret information which you have obtained during your employment with Kodak.

Mr. Daniel T. Meek
May 2, 2006

7.     Eastman Kodak Company Executive Employee’s Agreement

Whether or not you sign this Agreement, you, as a terminating employee, are reminded that the Eastman Kodak Company Executive Employee’s Agreement (the “Executive Employee’s Agreement”) entered into between Kodak and yourself remains in full force and effect after termination of your employment. Under the Executive Employee’s Agreement, you reaffirmed your obligation not to disclose Kodak trade secrets, confidential or proprietary information. Also, under the terms of the Executive Employee’s Agreement, you agreed not to engage in work or activities on behalf of any competitor of Kodak in the field in which you were employed by Kodak for a period following termination of your employment equal to the total number of months you were employed by Kodak, but in no event less than six (6) months or more than eighteen (18) months.

8.     Breach

You agree that if you violate any part of this Agreement or the Executive Employee’s Agreement described in Section 7 above, you will be responsible for all costs incurred by Kodak that flow from that violation, including Kodak’s legal fees and other costs associated with any legal action that arises from that violation. You also agree that if you violate any part of this Agreement or the Executive Employee’s Agreement, you will not be entitled to the Termination Benefits.

You further agree that any breach or threatened breach by you of this Agreement cannot be remedied solely by the recovery of damages and Kodak shall therefore be entitled to any injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting Kodak from pursuing, in connection with an injunction or otherwise, any other remedies available at law or equity for such breach or threatened breach, including the recovery of damages.

9.     Confidentiality

In further consideration of the Termination Benefits, you agree that the content of Letter Agreement, any other agreements between you and Kodak and this Agreement will be kept confidential and will not be disclosed to any person or entity, except to your attorney, financial advisor/planner or spouse, or except as required by law. Nonetheless, either party to this Agreement (that is, you and Kodak) may disclose to any and all persons, without limitation of any kind the tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that may be provided to the party relating to tax treatment and tax structure.

Mr. Daniel T. Meek
May 2, 2006

10.     Period of Review and Other Considerations

a.	Date of Receipt. You acknowledge that you received this Agreement on or prior to _______________.

b.	Attorney Consultation. You acknowledge that you have had the opportunity to consult with an attorney of your choice concerning this Agreement.

c.	Period of Review. You acknowledge that you have been given at least 21 days in which to consider signing this Agreement. You understand that in the event you execute this Agreement within less than 21 days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you have had the opportunity to consider this Agreement for the entire 21 day period.

d.	Entire Agreement. This Agreement, including in particular its reference regarding the continuing effectiveness of the Executive Employee’s Agreement and the Letter Agreement to which this Agreement is attached, sets forth the entire agreement between Kodak and yourself and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises regarding the subject matter hereof. This Agreement does not, however, supersede the Letter Agreement to which this Agreement is attached and the Executive Employee’s Agreement which remain in full force and effect.

e.	Governing Law. This Agreement shall be construed and governed by the laws of the State of New York without giving effect to principles of conflicts of laws. Disputes arising under this Agreement shall be adjudicated within the exclusive jurisdiction of a state or federal court located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States Federal District Court located in Monroe County, New York. If any provision of this Agreement including, but not limited to, the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement.

f.	Revocation of Agreement. You understand that you have the right to revoke this Agreement within 7 days of your signing it, and that this Agreement shall not become effective or enforceable until this 7 day period has expired. To revoke this Agreement, you agree to notify in writing: Director, Human Resources and Senior Vice President, Eastman Kodak Company, 343 State Street, Rochester, NY 14650. Unless so revoked, this Agreement will be effective at 5:00 p.m. on such seventh day. You agree that if you exercise your right to revoke this Agreement within 7 days, your termination of employment will nevertheless occur, you will not be entitled to the Termination Benefits, and you will immediately return to Kodak any consideration you have already received.

Mr. Daniel T. Meek
May 2, 2006

YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT, AND YOU ARE ENTERING INTO THIS AGREEMENT VOLUNTARILY. YOU ACKNOWLEDGE THAT THE CONSIDERATION YOU ARE RECEIVING IN EXCHANGE FOR EXECUTING THIS AGREEMENT IS GREATER THAN THAT WHICH YOU WOULD BE ENTITLED TO IN THE ABSENCE OF THIS AGREEMENT. YOU HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT.

WITNESS MY SIGNATURE, THIS _____ DAY OF ____________, 2006.

Sworn to before me this ______ day of _______, 2006.

Notary Public

WITNESS MY SIGNATURE, THIS _____ DAY OF __________, 2006

Corporate Officer Eastman Kodak Company

Sworn to before me this ______ day of _______, 2006

Notary Public